UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PERFICIENT, INC.
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PERFICIENT, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 25, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of the Stockholders of Perficient, Inc. (“Perficient” or the “Company”) will be held at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, on May 25, 2021 at 10:00 a.m. local time, for the following purposes:

1. To elect six directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To approve, on an advisory basis, a resolution relating to the 2020 compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

3. To ratify KPMG LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on March 29, 2021 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the 2021 Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2021 Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the 2021 Annual Meeting will be available for inspection at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, during ordinary business hours for the ten-day period prior to the 2021 Annual Meeting. Stockholders attending the Meeting in person will be required to comply with any and all COVID-19 health and safety protocols required by state and local law, in addition to any such protocols that the Company may implement to protect the health and safety of those in attendance.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the 2021 Annual Meeting.

Whether or not you plan to attend the 2021 Annual Meeting, you are asked to complete, sign, and date a proxy and return it promptly by mail or, alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2021 Annual Meeting. If you decide to attend the 2021 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2021 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2021.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com and at www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

By Order of the Board of Directors

/s/ Paul E. Martin
Paul E. Martin
Secretary

April 13, 2021

PERFICIENT, INC.

Proxy Statement for Annual Meeting of Stockholders

    This Proxy Statement is furnished by the Board of Directors (the “Board”) of Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), in connection with the solicitation of proxies to be used at the 2021 Annual Meeting of Stockholders (the “Meeting”) to be held on May 25, 2021 at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, at 10:00 a.m. local time, and at any adjournment or postponement thereof. The principal executive offices of Perficient are located at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141.

    This Proxy Statement and the accompanying Notice and Proxy, or the Notice Regarding Internet Availability of Proxy Materials (the “E-Proxy Notice”), as applicable, are being mailed to stockholders on or about April 13, 2021. The E-Proxy Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and the Company’s 2020 Annual Report. The E-Proxy Notice also contains instructions on how to request a paper copy of the Company’s 2020 Annual Report, this Proxy Statement and a proxy card.

ABOUT PERFICIENT

Overview

    Perficient is a global digital consultancy transforming how the world’s biggest brands connect with customers and grow their businesses. Our work enables clients to deliver experiences that surpass customer expectations; become more human-centered, authentic, and trusted; innovate through digital technologies; outpace competition; grow and strengthen relationships with customers, suppliers, and partners; and reduce costs.

    To articulate the full scope of our capabilities to clients and prospects, we go to market with six primary service categories:

•Strategy and Consulting;
•Data and Intelligence;
•Platforms and Technology;
•Customer Experience and Digital Marketing;
•Innovation and Product Development; and
•Optimized Global Delivery.

    Together, these service categories showcase our full end-to-end digital solutions, and individually each demonstrates our specialized capabilities. Within each category, and collectively, we deliver a deep and broad portfolio of solutions that enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to meet the changing demands of a global, Internet-driven, and competitive marketplace.

    Through our experience in developing and delivering solutions for our clients, we believe we have acquired domain expertise that differentiates our firm. We use project teams that deliver high-value, measurable results by working collaboratively with clients and their partners through a user-centered, technology-based, and business-driven solutions methodology. We believe this approach enhances return on investment for our clients by reducing the time and risk associated with designing and implementing technology solutions.

    We serve our Global 2000 and other large enterprise clients from locations in multiple markets throughout North America and through domestic, nearshore, and offshore delivery centers by leveraging an experienced sales team that is connected through a common service portfolio, sales process, and performance management system. Our sales process utilizes project pursuit teams that include those colleagues best suited to address a particular prospective client’s needs. Our primary target client base includes companies in North America with annual revenues in excess of one billion dollars. We believe this market segment can generate the repeat business that is a fundamental part of our growth plan. We primarily pursue solutions opportunities where our domain expertise and delivery track record give us a competitive advantage.

    We provide services primarily to these markets: healthcare, financial services (including banking and insurance), manufacturing, automotive, consumer markets, telecommunications, energy and utilities, and life sciences.

Social and Environmental Commitments

    Perficient’s ongoing commitment to integrate positive social, environmental and ethical practices into our business operations and strategy is key to our continuing growth and development as a business. Our commitment drives value for our employees, clients, business partners, stockholders, and the communities in which we operate. We champion our core values through our corporate social responsibility efforts and positive contributions to our communities. Through our focused efforts in the areas of social and environmental responsibility, we are committed to sharing the expertise and attributes of our highly-skilled, global workforce to support the needs of, and improve, the communities in which we work and live.

    We have adopted various policies and initiatives to drive our commitment to support socially responsible policies, certain of which are described below.

Social Initiatives

•Implemented a “Work from Home” policy to facilitate the safety of our employees and our customers during the novel coronavirus (COVID-19) pandemic;
•Partnered with software vendors to implement healthcare chatbot solutions intended to help reduce the spread of COVID-19, address consumer concerns, and alleviate inundated call centers and helplines;
•Implemented “Make a December Difference,” which provided each of Perficient’s approximately 4,200 employees with a local purchasing power equivalent of approximately $100 to donate to a charitable cause of their choosing in 2020;
•Launched our first Employee Resource Group, Women in Tech, to connect women and their allies across the Company, facilitate career growth, and build a community dedicated to supporting fellow colleagues;
•Launched Perficient Bright Paths, a program designed to advance STEM education and career opportunities for underrepresented constituencies and communities;
•Launched a collaboration with the Mark Cuban Foundation, a personal foundation empowering communities and nonprofit organizations, to host a free Artificial Intelligence (AI) Bootcamp for high school students in the Dallas area;
•Championed the internal successes of our employees with the launch of our Growth for Everyone initiative;
•Developed internal blogging communities, which allow employees to share experiences and cultivate internal networks;
•Created “Life at Perficient” groups through which individuals are able to connect and create a positive work community;
•Require annual certification by our employees and directors of the Code of Conduct which includes, as applicable, matters related to the Foreign Corrupt Practices Act;
•Adopted a policy against making contributions to political parties, political committees or candidates using Company resources, even where permitted by law, which reflects our long standing approach; and
•Proactively implemented and continually enhance digital security to protect client and employee data and privacy.

    We are also an involved member in the communities in which we operate, including our international communities. Perficient is proud to assist in the fight against cystic fibrosis by acting as a lead sponsor of the Cystic Fibrosis Foundation and honored to help better the lives of others by serving as lead sponsor for Autism Speaks. Perficient executives serve on the Board of Directors of the local chapters of both the Cystic Fibrosis Foundation and Autism Speaks. Additionally, Perficient acts as a community partner for numerous organizations, including St. Jude Children’s Research Hospital, Make-A-Wish Foundation, Special Olympics, and Habitat for Humanity, among many others. In India, we contribute a percentage of our local pre-tax profits to the Prime Minister’s National Relief Fund, which supports victims of both natural and man-made disasters.

    We support our people in making a difference through active involvement in activities that strengthen the community. Our employees’ community support ranges from preparing young women for careers in the tech industry with Technovation, to aiding and supporting families of seriously ill children with the Ronald McDonald House and Gifts that Give Back, to bringing people together to build homes for the less fortunate with Habitat for Humanity. Other organizations our employees are involved in include the Big Sky Area Special Olympics, the Junior Achievement of Greater St. Louis, Books for Africa, Adopt-a-Highway, Feed the City, Adopt a U.S. Soldier, Toys for Tots and Simpson Housing Services, among many others. Additionally, Perficient has instituted a corporate matching program whereby it matches employee’s contributions to select charities. Through these efforts and others, Perficient employees become integrated in their communities and aid in Perficient’s mission to be a responsible and sustainable business.

Environmental Initiatives

    We are also committed to protecting the environment and operating our business in a responsible and sustainable manner. To implement this commitment, we have adopted various policies and initiatives, certain of which are described below.

•Created a “Perficient Green Team” to identify and implement opportunities for Perficient employees to recycle more, waste less, and support environmentally-focused volunteer opportunities in our communities;
•Among our accomplishments, we have implemented a green purchasing policy for office supplies, reduced single-use drinkware, established recycling sites throughout our offices, and created informational programs to educate employees on effective ways to recycle; and
•Encourage the reuse, recycling, and upcycling of our end-of-life electronics and computers responsibly in partnership with NiloTech Ecycling.

    Additionally, in response to our environmental initiatives:

•Our office in Colombia received the International Organization for Standardization (ISO) 14000 certification based on a series of environmental management standards; and
•Our office in Somerville, Massachusetts was awarded a LEED Gold certificate by the U.S. Green Building Council (USGBC) for its environmentally efficient design, construction, and operation practices.

PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and the E-Proxy Notice. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

    Only holders of record of Perficient common stock, $0.001 par value per share (“Common Stock”), at the close of business on the record date, March 29, 2021 (the “Record Date”), will be entitled to vote at the Meeting, and any adjournment thereof. On the Record Date, there were 33,118,490 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Broadridge, the Company’s proxy facilitator.

Quorum Required

    The Company’s bylaws provide that the holders of a majority of the Company’s outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

    A broker “non-vote” occurs on an item when shares held by a bank, broker, or other nominee are present or represented at the Meeting but such nominee is not permitted to vote on that item because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner of the shares. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and will have no effect on the outcome of the vote on any such matter. Accordingly, we encourage you to direct your nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

    In tabulating the voting results for the proposals being voted on at the Meeting, shares that constitute abstentions are not, pursuant to our bylaws, considered votes cast on the proposal. Accordingly, abstentions will not affect the outcome of such proposals.

E-Proxy Notice

    The Company has elected to use the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet at the website www.proxyvote.com and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Consistent with our environmental goals and efforts, employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

    A stockholder may request a paper copy of the proxy materials at no cost by selecting from one of the options below:

•By Internet: www.proxyvote.com
•By telephone: 1-800-579-1639
•By sending an e-mail to: sendmaterial@proxyvote.com

Stockholders will need the information included on page 1 of the E-Proxy Notice to vote.

Voting Procedures

    Holders of record of the Common Stock may vote using one of the following methods:

    In Person: Stockholders of record may attend the Meeting and vote in person.

    By Mail: If you requested or received a hard copy of this Proxy Statement, stockholders of record may vote by completing, signing, dating, and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

    By Internet: Stockholders of record may vote by the Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card. Stockholders electing to vote by the Internet may incur Internet access charges.

    By Telephone: Stockholders of record may vote by telephone by following the instructions included on the proxy card if you requested or received a hard copy of this Proxy Statement. Stockholders electing to vote by telephone may incur telephone access charges.

    Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated, and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

    If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, either (i) the shares represented by the accompanying proxy will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may determine to reduce the size of the Board. A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, duly executing and delivering to the Secretary of Perficient a proxy bearing a later date (by mail, telephone or Internet), or voting in person at the Meeting. Attendance alone at the Meeting will not revoke a proxy. If you plan to attend the Meeting in person, please bring proper identification and proof of ownership of your shares.

    Please note that you MAY NOT USE your E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

In-Person Attendance at the Meeting

    Stockholders choosing to attend the Meeting in person will be required to comply with any and all COVID-19 health and safety protocols then in effect in St. Louis County, Missouri, in addition to any further such protocols that the Company may choose to implement to protect the health and safety of those in attendance. Such protocols may include, but are not necessarily limited to, the wearing of a cloth face covering, social distancing of attendees and temperature checks at the entrance. The Company is continuing to monitor the COVID-19 situation and the recommendations of experts with regard to health and safety during the pandemic, and may update these protocols as appropriate prior to or at the Meeting.

Householding

    In some instances, only one copy of the proxy materials, including the E-Proxy Notice, is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address. If you wish to receive a separate copy of proxy materials, requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, telephone number (314) 529-3600. If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number listed above or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number listed above, or writing to us at the address listed above.

Solicitation of Proxies

    Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the E-Proxy Notice, this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The directors, officers, employees, or agents of Perficient may solicit proxies by mail, telephone, telegram, or other means. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

    At the Meeting, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. James R. Kackley, a current member of the Board, has determined not to stand for re-election. Accordingly, effective at the Meeting, the size of the Board will be reconstituted from seven directors to six directors. The nominees for election (the “Nominee Directors”) are:

    Jeffrey S. Davis;
    Ralph C. Derrickson;
    David S. Lundeen;
    Brian L. Matthews;
    Nancy C. Pechloff; and
    Gary M. Wimberly.

    Each Nominee Director is currently serving as a director of Perficient. Each Nominee Director has consented to being named in this Proxy Statement and to serve as a director if elected until a successor is elected and qualified or until the director’s earlier resignation or removal.

    If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, either (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may reduce the size of the Board. At this time, the Board knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Directors and Executive Officers

    The name and age of each of the Nominee Directors and executive officers of Perficient and their respective positions with Perficient are listed in the table below. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table. As Mr. Kackley will not be serving on the Board following the Meeting, he has been omitted from the table and information below.

Name	Age	Position
Jeffrey S. Davis	56	Chief Executive Officer and Chairman
Thomas J. Hogan	44	President and Chief Operating Officer
Paul E. Martin	60	Chief Financial Officer, Treasurer and Secretary
Ralph C. Derrickson	62	Director
David S. Lundeen	59	Lead Director
Brian L. Matthews	63	Director
Nancy C. Pechloff	68	Director
Gary M. Wimberly	60	Director

    Jeffrey S. Davis became the Chief Executive Officer and a member of the Board in 2009 and was elected Chairman of the Board in 2017. He previously served as the Chief Operating Officer of the Company following its acquisition of Vertecon in April 2002 and was named the Company’s President in 2004, in which capacity he served until February 2021. He served as Chief Operating Officer at Vertecon from October 1999 until its acquisition by the Company. Before Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen’s Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of all products, services and solutions to a number of large accounts. Mr. Davis also served in a leadership position at Ernst & Young LLP in the Management Consulting practice and in industry at Boeing, Inc. and Mallinckrodt, Inc. Mr. Davis currently serves as a member of the board of St. Luke's Hospital in St. Louis, Missouri. Mr. Davis is an active volunteer member of the board of directors of the Cystic Fibrosis Foundation of St. Louis, Missouri and a member of the University of Missouri Trulaske College of Business advisory board. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

    Thomas J. Hogan was appointed as the Company’s President in February 2021 and began serving as our Chief Operating Officer in 2018. Mr. Hogan joined the Company in January 2008 and has served the Company in several capacities, including Vice President of Field Operations, General Manager, Director of Business Development, and Engagement Director. Prior to joining the Company, Mr. Hogan served in business development and leadership positions with Creative Metrics, PreVisor, and TEKsystems. Mr. Hogan received his M.B.A from the Kellogg School of Management at Northwestern University and a B.A. degree from Saint Mary’s University of Minnesota.

    Paul E. Martin joined the Company in 2006 as Chief Financial Officer, Treasurer and Secretary. From 2004 until 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. (CHTR) (“Charter”), a publicly traded multi-billion dollar revenue domestic cable television multi-system operator. From 2002 through 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter, and was Charter’s Vice President and Corporate Controller from 2000 to 2002. From 1995 to 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a formerly publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree in accounting from the University of Missouri - St. Louis. Mr. Martin is also a member of the board of the St. Louis, Missouri chapter of Autism Speaks.

    Ralph C. Derrickson became a member of the Board in July 2004. Mr. Derrickson has more than 30 years of technology management experience in a wide range of settings including start-up, interim management, and restructuring situations. Currently, Mr. Derrickson is the President, CEO and a member of the Board of Bsquare Corporation (BSQR). Previously, Mr. Derrickson served as Senior Vice President of Avizia, Inc. a telemedicine company that acquired Carena, Inc. (“Carena”) from October 2017 to July 2018. Prior to the acquisition of Carena, Mr. Derrickson was President and CEO of Carena, a virtual medicine services company. He has served on the boards of numerous start-up technology companies. Mr. Derrickson serves as Chairman of the Executive Advisory Board of the Burek Center for Entrepreneurship and Innovation at the University of Washington. Mr. Derrickson is also Treasurer of, and serves on the Board of Trustees of, Hyla Middle School on Bainbridge Island, Washington. Mr. Derrickson is Chairman of the Dean's Advisory Board of the Golisano College of Computing and Information Sciences at the Rochester Institute of Technology. Mr. Derrickson holds a bachelor's degree in systems software from the Rochester Institute of Technology.

    David S. Lundeen was a founding angel investor and became a member of the Board in 1998 and was appointed Lead Director in 2020. Mr. Lundeen was a founding angel investor, board member and venture investor of Parago, Inc. (“Parago”), a leading corporate incentives and rebate company, from 1999 until 2014. Parago grew from zero revenue in 1999 to over $120 million in revenue in 2014. He served on Parago's board until its sale to Blackhawk Network Holdings, Inc. in November 2014 for $290 million. Beginning in 1999, Mr. Lundeen was an angel investor, venture investor and board member of Tipping Point,

Inc., a network security company, until its sale to 3Com Corporation in January 2005 for $442 million. From 1999 through 2002, he was a co-founder and a partner of Watershed Capital, a venture capital firm, based in Mountain View, California. From early 1995 through 1997, Mr. Lundeen was CFO and COO of BSG Corporation, in Austin, Texas. Mr. Lundeen orchestrated a growth turnaround, taking BSG from an unprofitable $35 million business to a profitable $65 million business. BSG was sold to Per Se Technology for $350 million in 1996. Mr. Lundeen received a B.S. in Engineering from the University of Michigan and a M.B.A. from the University of Chicago.

    Brian L. Matthews became a member of the Board in April 2017. Mr. Matthews has more than 25 years of experience in investing in, and managing, software technology companies. Currently Mr. Matthews is a Co-Founder and General Partner of Cultivation Capital, a venture capital company. In addition, he is a co-founder of River City Internet Group, an Internet holding company that focuses on software, Internet access, and hosting products. Prior to starting Cultivation Capital, Mr. Matthews, a serial technology entrepreneur, co-founded and assisted in the sale of the following technology companies: Primary Network to Mpower Communications (MPWR) in 2000, Primary Webworks to Perficient in 2001, CDM Fantasy Sports to Fun Technologies, a Liberty Media Company (LCAPA) in 2006, and IntraISP to Clearwire Communications (CLWR) in 2007. Mr. Matthews began his career at McDonnell Douglas from 1981 through 1993. Mr. Matthews also has roles as a member of the University of Missouri - St. Louis Chancellors Council, a board member of Givable.org, and as a board member of T-REX, a technology coworking space. Mr. Matthews holds a BS degree in Mechanical Engineering from the Missouri University of Science & Technology.

    Nancy C. Pechloff became a member of the Board in July 2020. Ms. Pechloff has more than 45 years of professional services experience in accounting, financial reporting and internal controls. Ms. Pechloff previously served as Managing Director of Protiviti from 2005 through 2019. From 2002 to 2004, Ms. Pechloff was an Adjunct Professor of Accounting at Washington University. Ms. Pechloff began her career at Arthur Andersen LLP in 1973, where she was a partner from 1984 until her departure in 2002. Ms. Pechloff is a board member of Quad Plus Inc., a global, privately-held systems integrator of manufacturing controls equipment, and has previously served on the board and audit committees of Allegiant Bancorp and Phoenix Textile Company. In addition, Ms. Pechloff has served on a number of non-profit and state agency boards, including the Missouri State Board of Accountancy, John J. Crosetto Children’s Trust, St. Louis Psychoanalytic Institute, Center for Emerging Technology, National MS Society, Gateway Area Chapter, Mentor St. Louis, Shakespeare Festival-St. Louis, Girls Inc. of St. Louis, Visiting Nurse Association of Greater St. Louis, and the St. Louis Chapter of the International Women's Forum. She holds a Bachelor of Business degree in Accounting from Western Illinois University.

    Gary M. Wimberly became a member of the Board in May 2018. From 2004 to 2016, Mr. Wimberly served as Senior Vice President and Chief Information Officer (“CIO”) for Express Scripts Inc. (ESRX) (“Express Scripts”). Prior to joining Express Scripts, from June 1999 to October 2004, Mr. Wimberly held key leadership positions in logistic and manufacturing systems for Mallinckrodt Worldwide. From August 1995 to June 1999, Mr. Wimberly served as a senior manager with Ernst & Young LLP. Mr. Wimberly is a board member of several charitable, advisory and industry boards, including the Cystic Fibrosis Foundation of St. Louis, the Washington University Information Systems Advisory Board, the ITEN Technology Advisory Board and the St. Louis CIO Board. Mr. Wimberly received his bachelor's degree in Computer Science from the University of Missouri.

    There are no family relationships between any of the Company’s directors and executive officers.

Director Qualifications

    When considering whether directors and nominees have the experience, qualifications, attributes, diversity, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating & Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. In particular:

•With regard to Mr. Davis, the Board considered his extensive knowledge and understanding of the Company and its operations, as well as his more than 30 years of experience in technology management and consulting.
•With regard to Mr. Derrickson, the Board considered his strong business and entrepreneurial background, especially his extensive technology management experience in diverse settings.
•With regard to Mr. Lundeen, the Board considered his financial acumen, his strong background in business, finance and investment banking, and his vast and diverse board experience.
•With regard to Mr. Matthews, the Board considered his strong business and entrepreneurial background, especially his extensive experience with investing in, and managing, technology firms.
•With regard to Ms. Pechloff, the Board considered her financial acumen, her strong background in business, and her extensive and diverse board experience.

•With regard to Mr. Wimberly, the Board considered his extensive experience in integrating and growing businesses, building strong, collaborative relationships with customers and driving innovation and leading change across complex organizations.

    COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The size of the Board is currently set at seven directors. Due to Mr. Kackley’s decision not to stand for re-election at the Meeting, the size of the Board will be reconstituted from seven directors to six directors effective at the Meeting. The Board has affirmatively determined that a majority of the directors qualify as independent directors as defined by SEC regulations and Nasdaq listing standards. The current independent directors are Ralph C. Derrickson, James R. Kackley, David S. Lundeen, Brian L. Matthews, Nancy C. Pechloff and Gary M. Wimberly.

    During 2020, the Board held eight meetings and acted by unanimous written consent two times. Each of the directors that served on the Board during 2020 attended each of the meetings of the Board and the meetings of the committees on which such director served. Each director is invited to attend the Annual Meeting. Five of the directors attended the 2020 Annual Meeting by telephone, and Mr. Davis attended the meeting in person.

Committees of the Board of Directors

    The Board has created a Compensation Committee, an Audit Committee, and a Nominating & Governance Committee. Each member of these committees is independent as defined by SEC regulations and Nasdaq listing standards.

Compensation Committee

    The Compensation Committee establishes salaries, incentives, and other forms of compensation for Perficient’s directors, executive officers, and key employees, and administers its equity incentive plans and other incentive and benefit plans. During 2020, this committee held three meetings and acted by unanimous written consent two times. Ralph C. Derrickson, David S. Lundeen, and Gary M. Wimberly currently serve on the Compensation Committee. Mr. Derrickson serves as Chairman of the Compensation Committee. For 2020 and 2021, the Board has affirmatively determined that each of Messrs. Derrickson, Lundeen, and Wimberly qualifies as an independent director as defined by Nasdaq listing standards and as required by SEC regulations. Mr. Kackley served as Chairman and a member of this Committee until February 2020 when Mr. Derrickson became Chairman and Mr. Wimberly became a member of the Committee. While serving as a member of this Committee, the Board affirmatively determined that Mr. Kackley qualified as an independent director as defined by Nasdaq listing standards and as required by SEC regulations. Additional information regarding the Compensation Committee is included in the section titled “Compensation Discussion and Analysis.” A copy of the current Compensation Committee Charter is available on the Company’s website, www.perficient.com.

Audit Committee

    The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent accountants and is directly responsible for the compensation, oversight, and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent accountants. The Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the current Audit Committee Charter is available on the Company’s website, www.perficient.com.

    This committee held four meetings during 2020. David S. Lundeen, Ralph C. Derrickson, and James R. Kackley currently serve on the Audit Committee. Effective at the Meeting, Ms. Pechloff will replace Mr. Kackley on the Audit Committee. Mr. Lundeen serves as Chairman of the Audit Committee. The Board has determined that each of Messrs. Lundeen, Derrickson, and Kackley, and Ms. Pechloff qualifies as an independent director as defined by Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and further determined that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee. For 2020 and 2021, the Board affirmatively determined that each of Messrs. Kackley and Lundeen qualified as an “audit committee financial expert” within the meaning of SEC regulations and that each has accounting and related financial management expertise within the meaning of Nasdaq listing standards. The Board affirmatively determined that, following the Meeting, Ms. Pechloff will also qualify as an “audit committee financial expert” within the meaning of SEC regulations and that she has accounting and related financial management expertise within the meaning of Nasdaq listing standards.

Nominating & Governance Committee

    The Nominating & Governance Committee is responsible for establishing the criteria for selecting directors, recommending to the Board individuals for election or re-election, overseeing orientation and continuing education programs, advising the Board on corporate governance practices, recommending chairpersons of each of the Board committees, and reporting annually on the performance of the Board. A copy of the current Nominating & Governance Committee Charter is available on the Company’s website, www.perficient.com.

    Based on the recommendation of the Nominating & Governance Committee, the Board has adopted a set of Corporate Governance Guidelines. These Corporate Governance Guidelines, which are subject to annual review by the Nominating & Governance Committee, provide a framework within which the Board and executive officers fulfill their respective responsibilities and reflect the Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level. A copy of the current Corporate Governance Guidelines is available on the Company’s website, www.perficient.com.

    This committee held two meetings during 2020 and acted by unanimous written consent one time. Brian L. Matthews, Ralph C. Derrickson, and James R. Kackley currently serve on the Nominating & Governance Committee. Mr. Matthews serves as Chairman of the Nominating & Governance Committee. Mr. Derrickson served as Chairman of this Committee until February 2020, when Mr. Matthews became Chairman. For 2020 and 2021, the Board affirmatively determined that each of Messrs. Derrickson, Kackley and Matthews qualifies as an independent director as defined by Nasdaq listing standards. Following the Meeting, Messrs. Matthews and Derrickson will serve on this Committee.

Identification of Director Candidates

    The Nominating & Governance Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating & Governance Committee has established criteria for selecting new director nominees, which includes knowledge of business, industry and economic environment, educational background, professional experience, and availability to serve as a director of the Company. Under the Corporate Governance Guidelines, a person may not stand for election after age 79. When identifying nominees to serve as director, the Nominating & Governance Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board. The Nominating & Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the Annual Meeting of Stockholders. Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. Please see the section titled “Stockholder Proposals for Next Annual Meeting” for additional information regarding certain notice and other requirements applicable to director nominations made by stockholders.

Board Leadership and Risk Oversight

    The Board regularly considers the appropriate leadership structure for the Company and whether the same individual should serve as the Company’s CEO and Chairman of the Board or whether different individuals should serve in these positions. The Board believes that it is important to retain the flexibility to make this determination from time to time to reflect the structure that the Board believes will provide the best leadership to the Company and to best serve the interests of the Company’s stockholders. While the Board has determined to combine these roles currently, it may elect in the future to separate them. Mr. Davis currently serves as the Company’s CEO and Chairman of the Board. Mr. Lundeen currently serves as the Lead Director, as elected by the independent directors.

    The Board has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures (including, but not limited to, risks associated with the COVID-19 pandemic, cybersecurity risks and the risks described below), their potential impact on the Company, and the steps necessary to manage them. The Board has monitored and continues to oversee the risks associated with the COVID-19 pandemic and the Company’s strategy to mitigate the impact of such risks on the Company’s operations, strategies and financial planning. While the Board is ultimately responsible for risk oversight at the Company, the committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee meets periodically with management in order to review the Company’s significant financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating & Governance Committee focuses on the management of risks associated with board organization, membership and structure, succession planning for the directors and executive officers, and corporate governance. Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.

Communications with the Board

    Communications by stockholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141. Communications directed to the Board, or one or more directors, will be reviewed by the Secretary and forwarded to the Board as appropriate. Communications may be made anonymously.

COMPENSATION OF DIRECTORS

    The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. When recommending changes to director compensation, the Company considers the significant amount of time the directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. A director who is also an employee of the Company, such as Mr. Davis, the Company’s CEO, is not entitled to any additional compensation for service on the Board, including as its Chairman.

    From January 1, 2020 through October 27, 2020, the Board compensation plan provided the following for non-employee directors:

•Each new non-employee director, in connection with his or her election or appointment to the Board, will be granted restricted stock with a value of $100,000, based on the closing market price of the Common Stock on the date of election or appointment to the Board vesting ratably on the last day of each calendar quarter over the immediately succeeding two years;
•Subject to continuing Compensation Committee approval, on the first business day in November of each year, each then-serving non-employee director (except the Chairman of the Board) will be granted an annual award of restricted stock with a value of $35,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;
•Subject to continuing Compensation Committee approval, on the first business day in November of each year, the then-serving non-employee Chairman of the Board will be granted an annual award of restricted stock with a value of $40,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;
•For each open-market purchase of Common Stock by non-employee directors, the Company will match the purchase with the grant of an equal number of shares, not to exceed $25,000 in value, vesting ratably over a two-year period;
•All director restricted stock awards are subject to accelerated vesting upon a change in control;
•Each non-employee director will be entitled to receive an annual cash fee of $45,000 paid in quarterly installments;
•Each non-employee director will receive $2,500 for each regularly scheduled quarterly meeting of the Board attended in person or $1,250 if attended telephonically;
•Each non-employee director will receive $1,000 for each special meeting of the Board if attended in person or $500 if attended telephonically;
•The non-employee director serving as Chairman of the Board will receive an additional fee payable at the rate of $4,000 per quarter;
•The non-employee director serving as Chairman of the Audit Committee will receive an additional fee payable at the rate of $4,000 per quarter;
•The non-employee director serving as Chairman of the Compensation Committee will receive an additional fee payable at the rate of $2,750 per quarter; and
•The non-employee director serving as Lead Director of the Board will receive an additional fee payable at the rate of $4,000 per quarter.

    Based in part on an analysis of the Company’s director compensation relative to the Company’s peer group, which was performed by the Compensation Committee’s independent compensation consultant (see “Compensation Discussion and Analysis — Compensation Consultant” for additional information regarding the independent compensation consultant), the Compensation Committee determined to make the changes described below effective as of October 28, 2020, and continuing in 2021:

•The value of the annual award of restricted stock for non-employee directors was increased to $50,000;
•The value of the annual calendar match on each open-market purchase of Common Stock by non-employee directors was increased to $40,000;
•In lieu of receiving payments for each quarterly or special meeting attended or actions taken by written consent in lieu thereof, the annual cash retainer received by each non-employee director was increased to $55,000, paid in quarterly installments; and
•The additional fee paid to the non-employee director serving as Lead Director of the Board was decreased to $3,750 per quarter.

    Mr. Davis, as Chairman of the Board, does not receive any additional compensation for his service on the Board. His compensation as Chief Executive Officer of the Company is shown in the “Summary Compensation Table.” The following table provides information relating to total compensation amounts paid to non-employee members of the Board in 2020:

2020 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)	Total
Ralph C. Derrickson (4)	$64,536	$72,554	$137,090
James R. Kackley (5)	62,651	47,540	110,191
David S. Lundeen (6)	80,686	47,540	128,226
Brian L. Matthews (7)	55,016	47,540	102,556
Nancy C. Pechloff (8)	22,592	187,516	210,108
Gary M. Wimberly (9)	55,016	87,680	142,696

(1)Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2020 amounts were disclosed in Notes 2 and 5 to the Company’s consolidated financial statements for 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2021.
(2)To calculate the number of shares issued in the October 2020 restricted stock awards, the Company used the highest closing stock price during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter of 2020. Accordingly, Messrs. Derrickson, Kackley, Lundeen, Matthews, and Wimberly and Ms. Pechloff received a restricted stock award of 1,214 shares on October 30, 2020. The grant date fair value is based on the per share closing market price of the Common Stock on October 30, 2020 of $39.16.
(3)In addition to the annual restricted stock award received by each Director, as described in footnote (2): (a) due to Mr. Derrickson’s open market purchase, he received a matching stock award of 623 shares on November 2, 2020 with a grant date value of $25,013 based on the per share closing market price of Common Stock of $40.15; (b) due to Ms. Pechloff's open market purchase, she received a matching stock award of 953 shares on November 3, 2020 with a grant date value of $39,978 based on the per share closing market price of Common Stock of $41.95; (c) Ms. Pechloff received her initial stock award grant of 2,754 shares on July 28, 2020 with a grant date value of $100,000 based on the per share closing market price of Common Stock of 36.31; and (d) due to Mr. Wimberly's open market purchase, he received a matching stock award of 935 shares on November 5, 2020 with a grant date value of $40,140 based on the per share closing market price of Common Stock of $42.93.
(4)As of December 31, 2020, Mr. Derrickson had 1,876 shares of unvested restricted stock outstanding with a market value of $89,391, based on the closing market price of the Common Stock of $47.65 on December 31, 2020.
(5)As of December 31, 2020, Mr. Kackley had 910 shares of unvested restricted stock outstanding with a market value of $43,362, based on the closing market price of the Common Stock of $47.65 on December 31, 2020. Mr. Kackley has determined not to stand for re-election at the Meeting.
(6)As of December 31, 2020, Mr. Lundeen had 910 shares of unvested restricted stock outstanding with a market value of $43,362, based on the closing market price of the Common Stock of $47.65 on December 31, 2020.
(7)As of December 31, 2020, Mr. Matthews had 910 shares of unvested restricted stock outstanding with a market value of $43,362 based on the closing market price of the Common Stock of $47.65 on December 31, 2020.
(8)Ms. Pechloff’s annual retainer was prorated based on her actual days of service in 2020. As of December 31, 2020, Ms. Pechloff had 3,928 shares of unvested restricted stock outstanding with a market value of $187,169 based on the closing market price of the Common Stock of 47.65 on December 31, 2020.

(9)As of December 31, 2020, Mr. Wimberly had 2,281 shares of unvested restricted stock outstanding with a market value of $108,690 based on the closing market price of the Common Stock of $47.65 on December 31, 2020.

Vote Required and Board of Directors’ Recommendation

    Each outstanding share of Common Stock is entitled to one vote on each of the six director positions to be filled at the Meeting. The affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Meeting is required for the election of each director. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

The Board recommends a vote “FOR” the election of each of the Nominee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Overview

    The Compensation Committee of the Board is responsible for reviewing, evaluating and approving the agreements, plans, policies, and programs of the Company to compensate its officers and directors. The Compensation Committee currently consists of Messrs. Derrickson, Lundeen, and Wimberly.

    The Compensation Committee makes all decisions related to the compensation package of the CEO. To determine the compensation of the CEO, the Compensation Committee reviews the individual performance of the CEO in the context of the Company’s performance as well as the analysis of its independent compensation consultant, Lockton Companies LLC (“Lockton”). For the compensation packages of the named executive officers, other than himself, the CEO annually reviews their performance, including individual contribution and demonstrated leadership, and external market references and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO as well as the analysis of Lockton. The Compensation Committee has the authority to accept, modify, or disregard the CEO’s compensation recommendations. These compensation packages are the result of the evaluation and judgment of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements discussed below but considers the compensation elements as a whole.

    At the 2020 Meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 88% of votes cast. The Compensation Committee considered these results in determining the Company’s compensation plans and programs for 2020.

Executive Compensation Objectives and Elements of Compensation

    During 2020, certain types of compensation were provided to the named executive officers of the Company set forth in the “Summary Compensation Table,” who are:

•Jeffrey S. Davis, CEO and former President (until February 2021);
•Thomas J. Hogan, COO and President (beginning in February 2021); and
•Paul E. Martin, CFO.

    The objectives of the Company’s compensation programs are to:

•Recruit and retain top executive officers with the experience and skills to aid and to support the Company’s growth;
•Recognize job responsibility and offer competitive and compelling compensation programs that provide executives with an incentive to continue to expand their contributions to the Company;
•Reward individuals for their continued contribution to the success of the Company, including the Company’s execution against its business plan and creation of stockholder value; and
•Allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company.

    The Company’s compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence stockholder value, thereby aligning executive interests closely with stockholder interests. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that including an incentive-based compensation element keeps management motivated and retains top executives to ensure the Company’s long-term success. Each named executive officer is rewarded with, or has the opportunity to receive, the following types of cash and non-cash compensation:

•Base salary;
•Performance-based annual cash bonus award;
•Long-term equity incentive compensation; and
•Company-sponsored employee benefits, such as life insurance benefits and a tax-qualified savings plan (401(k) plan).

    In accordance with their respective employment agreements, Messrs. Davis, Hogan and Martin may also be entitled to severance, and for Messrs. Davis and Martin, the potential acceleration of vesting of long-term equity awards, upon a termination of employment for certain specified reasons or a change in control.

    There is no predetermined policy for allocating compensation between these elements and each type of compensation is designed to achieve a specific purpose in line with the objectives of the Company’s compensation philosophy.

Compensation Consultant

    The Compensation Committee has the discretion to directly engage the services of a compensation consultant or other advisors. The Compensation Committee has engaged Lockton, an independent compensation consulting firm, on an as-needed basis to serve as the Compensation Committee’s compensation consultant. Lockton’s executive compensation consultants do not own any shares of the Company’s stock. There are no personal or business relationships between the Lockton consultants and any executive of the Company. In addition, there are no personal relationships between the Lockton consultants and any member of the Compensation Committee. Lockton maintains a detailed conflict of interest policy in order to ensure that the Compensation Committee receives conflict-free advice. Lockton did not provide additional services to the Company in excess of $120,000 during 2020. The project-based consulting fee received by Lockton in connection with its services to the Compensation Committee is less than 1% of Lockton’s annual revenue.

Peer Group

    In 2020, Lockton conducted a comprehensive assessment of the Company’s named executive officer compensation packages to determine how the total compensation available to named executive officers compared to those of the Company’s peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry (the “external market”). The following companies were included in the peer group: ACI Worldwide Inc., ADTRAN, Inc., ANSYS Inc., Aspen Technology, Inc., Blackbaud, Inc., Cardtronics, Inc., Commvault Systems, Inc., Computer Task Group, Inc., CornerStone OnDemand, CSG Systems, Inc., EPAM Systems, Inc., EVERTEC, Inc., ExlService Holdings, Extreme Networks, LiveRamp Holdings, Inc., Manhattan Associates, NetScout Systems, Inc., NIC Inc., Okta, Inc., Paylocity Holding Corporation, Pegasystems Inc., Trade Desk Inc., and Virtusa Corporation. The report prepared by Lockton analyzed the proposed compensation to be paid to the Company’s named executive officers for 2020. While the data and input provided by Lockton is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

    The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO, COO and CFO, salary is set as part of a written agreement that has been approved by the Compensation Committee but may be increased from time to time with the approval of the Board. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the named executive officer’s performance relative to the Company’s goals and objectives, such as the Company’s financial performance and relative stockholder return. For newly hired executives, the individual’s relevant experience in the industry is considered. The base salary of other executive officers of the

Company is recommended by the CEO after his review of the aforementioned factors with final approval given by the Compensation Committee.

    The Compensation Committee determined that the base salaries of the COO and CFO were below the 50th percentile of the external market and the base salary of the CEO was above the 50th percentile of the external market. However, the total direct compensation paid to each of the CEO, COO and CFO was below the 50th percentile of the external market. Therefore, the Compensation Committee approved an increase of $25,000 for each of the CEO, COO and CFO. See the “Summary Compensation Table” for a detailed discussion of the named executive officers’ base salaries for fiscal years 2018, 2019 and 2020.

Performance-Based Executive Bonus Plan

    The named executive officers are eligible for cash bonuses under the Executive Bonus Plan, which is tied to the Company’s operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include an Adjusted Earnings Per Share (“Adjusted EPS”) target that must be met and is discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. Adjusted EPS is a performance measure defined as net income plus amortization of intangibles, stock compensation expense, acquisition-related costs and adjustments, amortization of debt discount and issuance costs, loss on extinguishment of debt, foreign exchange gains and losses and other infrequent or non-cash items, including related tax effects, divided by shares used in computing adjusted diluted net income per share, which is not in accordance with U. S. Generally Accepted Accounting Principles (“U.S. GAAP”).

    Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that pays the Company’s stockholders first. Therefore, no incentive bonuses are payable to the Company’s executives until the Company surpasses the Adjusted EPS target established by the Compensation Committee. Final overall funding decisions are made after the end of the year based upon the Company’s performance against this target and are subject to approval by the Compensation Committee.

    In February 2020, the Compensation Committee determined that under the Executive Bonus Plan, a portion of the bonus pool was to be funded upon the achievement of Adjusted EPS in excess of $2.17 (and earnings in excess of the portion of the bonus pool funded would be retained by the Company), and the bonus pool would not be fully funded until the achievement of Adjusted EPS at $2.38. The Compensation Committee utilized this “stair-step” feature based on the recommendation of management to ensure that the Company’s executives and management would share in the benefits of increased earnings on Common Stock with the Company’s stockholders. Management and the Compensation Committee believe the inclusion of the “stair-step” feature in the 2020 Executive Bonus Plan furthers the Company’s policy of paying stockholders before executives are rewarded for Company performance.

    In accordance with the original approval of the Executive Bonus Plan, the Compensation Committee reassessed the Executive Bonus Plan targets and adjusted upward the threshold target to Adjusted EPS at $2.21 and adjusted upward the target to fully-fund the bonus pool to Adjusted EPS at $2.42. These adjustments reflect the acquisitions completed by the Company during 2020. Please refer to the section below “Grants of Plan-Based Awards — Annual Incentive Cash Bonus Compensation” for the potential bonus awards as a percent of base salary for each of the named executive officers.

    For 2020, the Company achieved Adjusted EPS of $2.50. As such, the Compensation Committee authorized the payment by the Company of cash incentive bonus compensation to the executive officers at 126% of the target funding level based on the Company’s performance with respect to certain key metrics.

    The short-term incentive target for the named executive officers is generally competitive with the external market in the study provided by Lockton for targeted total compensation. Lockton’s review of executive compensation for 2020 and prior years demonstrated that the Company’s Executive Bonus Plan targets have been consistently aggressive compared to the external market. Based on the analysis performed by Lockton for 2020, the Committee determined not to modify the executive officer’s targets for 2020.

Long-Term Equity Incentive Compensation

    Share-based compensation awards are granted to executives on a discretionary basis by the Compensation Committee. The grants are typically made in the first quarter of each year. It is the Company’s current practice to grant awards of restricted stock instead of stock options. See additional discussion of these awards at the “2020 Grants of Plan-Based Awards” table. The Company believes that this type of incentive compensation rewards the highest quality management and will retain that management in the future. Share-based payments allow the executives to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals. Additionally, by focusing on equity-based compensation, the Company is able to provide competitive total compensation packages and use cash resources to operate and expand the business.

    The vesting period for long-term equity incentive awards to employees of the Company is three years with one-third of the award vesting on each anniversary of the date of the grant. Currently, there are no performance conditions associated with the share-based awards granted by the Company. Award amounts and the timing of grants are determined by the Compensation Committee. In 2020, the long-term equity incentive awards granted by the Company were primarily in the form of restricted stock although a limited number of restricted stock and phantom stock units were granted to certain international employees in substitution for restricted stock. One-third of each award made to the named executive officers in 2020 vests on each anniversary of the date of grant through 2023. Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is discussed under “Potential Payments upon Termination and/or Change in Control.”

    The Compensation Committee utilized the report prepared by Lockton to determine how the long-term incentives granted to the Company’s named executive officers, like share-based payments, compared to the market median (see discussion under “Peer Group” for additional information). The analysis showed that the aggregate value of the equity awards received by the Company’s named executive officers was below the 50th percentile of the external market for the CEO, COO, and the CFO, when long term incentive awards are calculated based on a percentage of base salary. Based on the competitive peer data contained in the Lockton report and the Compensation Committee’s approval, an adjustment was made to equity awards for the named executive officers' compensation component tied to the Company’s stock (determined based on a multiple of the executive’s base salary) as shown in the table below:

	2019 Multiple of Base Salary	2020 Multiple of Base Salary
CEO	5.50X	6.00X
COO	2.75X	3.75X
CFO	3.00X	3.75X

Total Direct Compensation Analysis

    Based on the analysis performed by Lockton for 2020, actual total direct compensation paid to the Company's named executive officers was increased such that the CEO, COO and CFO would have total direct compensation within five percent of the 50th percentiles of the peer group. This corresponds to the Compensation Committee’s goal to pay compensation comparable to the Company’s peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company Sponsored Benefit Plans

    The named executive officers are provided with primarily the same Company-sponsored health, welfare, and retirement benefits as all other employees, including life insurance benefits and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $10,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO. The benefit on this policy is payable to the CEO’s beneficiary upon death. The Company also provides short- and long-term disability benefits to all employees, including the named executive officers, at no cost, for 60% of base salary up to $1,385 per week for up to 90 days and 60% of base salary up to a maximum benefit of $10,000 per month after 90 days, respectively. In addition to the standard short- and long-term disability benefits, the Company pays for additional disability coverage for the CEO, which provides a monthly income benefit of $15,000 for five years.

    The Perficient 401(k) Employee Savings Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan to which all employees, including the named executive officers, are able to contribute from 1% to 80% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code of 1986, as amended (the “Code”). During 2020, the

Company matched 50% of contributions of the first 6% of eligible compensation contributed by participants, comprised of 25% in cash and 25% in Company stock. Employee contributions to the 401(k) Plan vest upon contribution and Company matching funds are fully vested after three years of service.

    Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2020 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Severance Benefits

    The Company’s employment agreements with the CEO and the CFO contain severance and change in control provisions. Severance benefits under the agreements are payable upon a “double-trigger.” In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under such agreements are only triggered upon both a change in control and termination of employment without cause. The Company’s employment agreement with the COO provides for severance payments if he is terminated without cause or if he resigns after a constructive termination. The COO’s employment agreement does not provide for accelerated vesting of equity upon a change in control.

    The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives. Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control. Payments upon a change in control also further align the interests of the executives with those of the stockholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders and helps ensure stability in the event of a change in control of the Company.

    The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

    Finally, the Compensation Committee believes that the potential payments to be made upon termination and/or change in control are an important part of executive compensation as structured at the Company. Company executives are generally paid a lower base salary as a percentage of their overall compensation, with long-term equity compensation making up a larger portion of total compensation. The focus on variable compensation helps to retain executives and reward them for performance over time. Due to this philosophy, offering potential payments upon termination and/or change in control is an attractive compensation element that allows the executives to become equalized with market compensation should these events occur.

    Additional information regarding severance and other change in control benefits is provided in the section titled “Potential Payments upon Termination and/or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

    As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under applicable tax laws. The Compensation Committee retains the flexibility to approve compensation in certain cases that will not be tax deductible in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee has approved compensation that is non-deductible under Section 162(m) of the Code (“IRC Section 162(m)”). IRC Section 162(m) limits the deductibility of certain executive officer compensation to $1 million.

    For 2020, the total compensation for income tax purposes of the named executive officers, including base salary, bonus and vesting of restricted stock awards, was in excess of $1 million. Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1 million was not deductible.

Policies and Guidelines

Amended and Restated Insider Trading Policy

    The Company's amended and restated insider trading policy, among other things, prohibits Company employees from trading in Company securities while in the possession of material nonpublic information or hedging and pledging Company securities. Additional restrictions on the trading of Company securities apply to directors and officers. Prohibited transactions include, but are not limited to, purchasing Common Stock on margin, short sales of the Common Stock and buying or selling put or call options or other derivative instruments related to the Common Stock. Under the policy, the Board may grant exceptions on a limited case-by-case basis based on the Board’s assessment of the potential risk to the Company and its stockholders and may subject such transactions to conditions to reduce risk to the Company and its stockholders.

Stock Ownership Guidelines

    In July 2020, the Company adopted stock ownership guidelines for its directors and executive officers. Among other things, the stock ownership guidelines require each non-employee director to own shares of Common Stock with a fair market value of three times his or her annual cash retainer, the CEO to own shares of Common Stock with a fair market value of five times his annual base salary, and each other named executive officer to own shares of Common Stock with a fair market value of three times his or her annual base salary. The directors and named executive officers are expected to be in compliance with these guidelines within five years of the adoption or from the date of hire or promotion. As of December 31, 2020, all of the Company’s executive officers and directors subject to the guidelines were in compliance with this policy.

Clawback Policy

    In July 2020, the Company adopted a clawback policy. Among other things, the clawback policy provides for the recoupment by the Company of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to the Company’s current and former executive officers, as determined by the Board, and such other senior executives and employees as may be determined from time to time by the Board.

Risk Oversight of the Company’s Compensation Policies and Programs

    The Compensation Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices guidance, the Compensation Committee conducted a compensation risk assessment of the various elements of the Company’s overall compensation program (including incentive compensation programs). In its analysis, the Compensation Committee reviewed, with input from management, the Company’s compensation programs including appropriate internal controls to mitigate or reduce risk. Based on its review, the Compensation Committee determined that the Company’s compensation programs and policies do not create excessive and unnecessary risk taking. In addition to review by the Compensation Committee, the Board maintains proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

2021 Compensation Updates

    Based in part on the analysis of Lockton and the input of management, the Compensation Committee desired, with the proposed changes, to set the named executive officers’ total direct compensation opportunity in line with the 50th percentile of its peers. Accordingly, the Compensation Committee approved certain base salary increases and long-term incentive awards, as noted below. No adjustments were made to the target percentage levels of the performance-based Executive Bonus Plan.

Employment Agreements

    In October 2020, the Company entered into new employment agreements with each of the named executive officers that became effective as of January 1, 2021 and which amended and restated each such executive officer’s then existing employment agreement. In February 2021 and in connection with Mr. Hogan’s appointment as President, the Company entered into a further amendment and restatement of the employment agreement for each of Messrs. Davis and Hogan. The principal terms of these employment agreements as currently in effect are described below under “Employment Agreements.”

Base Salary Increases

    Effective as of February 23, 2021, the Compensation Committee approved an increase in the base salaries of Mr. Hogan and Mr. Martin to $480,000 and $410,000, respectively. The Compensation Committee approved this increase as being consistent with the Compensation Committee’s desire to remain competitive and as a reflection of the executive’s role within the Company, including Mr. Hogan's appointment as President in February 2021. Mr. Davis’s base salary remained at $650,000 for 2021, consistent with his 2020 base salary.

Long-Term Incentive Awards

    On February 23, 2021, the Compensation Committee also approved the following long-term incentive awards of restricted stock to the named executive officers: Mr. Davis, $4,550,000; Mr. Hogan, $2,160,000; and Mr. Martin, $1,845,000, with the grant date to be the first business day following the Company’s earnings release for the fourth quarter of 2020. Under the terms of the restricted stock award agreements, one-third of the shares subject to an award will vest on each anniversary of February 26, 2021 with the final tranche vesting on February 26, 2024 provided the named executive officer continues his employment with the Company through the applicable vesting dates.

    The Compensation Committee will consider the results of the “say on pay” vote at the Meeting in making compensation decisions for 2021.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Ralph C. Derrickson, Chairman
David S. Lundeen
Gary M. Wimberly

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Ralph C. Derrickson, David S. Lundeen, and Gary M. Wimberly, who became a member in February 2020, replacing James R. Kackley. No member of the Compensation Committee in 2020 was, or had ever been, an officer or employee of the Company or any of its subsidiaries or had any substantial business dealings with the Company. In addition, no “Compensation Committee Interlocks” existed during 2020, that is no member of the Compensation Committee or the Board was an executive officer of another company on whose compensation committee or board any of the executive officers served.

SUMMARY COMPENSATION TABLE

    The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2018, 2019, and 2020, including the Principal Executive Officer, which is the CEO, the Principal Financial Officer, which is the CFO, and the other most highly compensated executive officer for 2020, the COO, based on total compensation.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Jeffrey S. Davis	2020	$646,771	$3,232,991	$1,638,000	$55,558	(4)	$5,573,320
Chief Executive Officer, Chairman and Former President	2019	625,000	3,415,330	1,875,000	53,280	(4)	5,968,610
	2018	621,683	3,125,012	1,360,000	47,596	(4)	5,154,291
Thomas J. Hogan	2020	$431,771	$1,352,069	$548,100	$63,842	(5)	$2,395,782
Chief Operating Officer and President	2019	410,000	1,119,576	615,000	162,616	(5)	2,307,192
	2018	306,667	400,015	247,500	7,930		962,112
Paul E. Martin	2020	$396,771	$1,243,461	$403,200	$12,683		$2,056,115
Chief Financial Officer	2019	372,833	1,117,572	450,000	12,071		1,952,476
	2018	360,408	995,018	315,100	11,059		1,681,585

(1)Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with ASC Topic 718. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2020 amounts were disclosed in Notes 2 and 5 to the Company’s consolidated financial statements for 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2021.
(2)Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company’s performance-based Executive Bonus Plan.
(3)Other than as noted in footnote (4), the amounts listed represent the value of the Company’s matching contributions under the 401(k) Plan, Company-paid standard life insurance premiums, cell phone allowances, and the Perficient December Difference charitable campaign. The named executive officers, from time to time, received certain immaterial personal benefits or other compensation items from the Company; however, in no case did the value of these items exceed $10,000 in the aggregate.
(4)As part of his overall compensation, Mr. Davis received Company-paid life and disability insurance premiums of $45,148, $41,209, and $38,682 in 2020, 2019, and 2018, respectively.
(5)As part of his overall compensation, Mr. Hogan received relocation benefits of $55,697 and $154,627, in 2020 and 2019, respectively.

    The table below summarizes the 2020 total compensation mix for the named executive officers by pay element:

PERCENT OF 2020 TOTAL COMPENSATION BY PAY ELEMENT
Name	Base Salary	Incentive Compensation (1)	Other Compensation (2)
Jeffrey S. Davis	12%	87%	Less than 1%
Thomas J. Hogan	18%	79%	3%
Paul E. Martin	19%	80%	Less than 1%

(1)Includes restricted stock awards under the Incentive Plan and payments under the performance-based Executive Bonus Plan.
(2)For Mr. Hogan, includes one-time relocation benefits of $55,697.

Employment Agreements

    Mr. Davis

    The Company entered into an employment agreement with Mr. Davis effective February 23, 2021 that expires on December 31, 2023. Mr. Davis’s employment agreement provides for the following compensation:

•An annual salary of $650,000 that may be increased by the Board or its Compensation Committee from time to time;
•An annual performance bonus of up to 300% of Mr. Davis’s annual salary in the event the Company achieves certain performance targets;
•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to our executive employees, pursuant to our policies and subject to the conditions and terms applicable to such benefits, plans or programs;
•Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company without cause (as defined in the agreement) either before or after a change in control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;
•Severance benefits of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a constructive termination, as defined in the agreement;
•Death and disability benefits, including a payment of one year’s base salary and one year’s target bonus; and
•100% of all unvested options and restricted shares vest upon a change in control.

    Mr. Davis has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

    Mr. Hogan

    The Company entered into an employment agreement with Mr. Hogan effective February 23, 2021 that expires on December 31, 2023. Mr. Hogan’s employment agreement provides for the following compensation:

•An annual salary of $480,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•An annual performance bonus of up to 150% of Mr. Hogan’s annual salary in the event the Company achieves certain performance targets;
•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs; and
•Severance benefits, if Mr. Hogan’s employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Hogan voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination.

    Mr. Hogan has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Hogan’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

    Mr. Martin

    The Company entered into an employment agreement with Mr. Martin effective January 1, 2020 that expires on December 31, 2023. Mr. Martin’s employment agreement provides for the following compensation:

•An annual salary of $400,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•An annual performance bonus of up to 120% of Mr. Martin’s annual salary in the event the Company achieves certain performance targets;

•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Martin voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) within the first year after a change in control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin and welfare benefits for one year following termination; and
•50% of all unvested options and restricted shares vest upon a change in control.

    Mr. Martin has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Martin’s annual salary was increased to $410,000 in February 2021.

GRANTS OF PLAN-BASED AWARDS

    The following table reflects awards granted to the named executive officers during 2020 under the Company’s equity and non-equity incentive plans:

2020 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#) (2)	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
Jeffrey S. Davis	2/26/2020	$—	$—	$—	73,377	$3,232,991
	N/A	—	1,300,000	1,950,000	—	—
Thomas J. Hogan	2/26/2020	$—	$—	$—	30,687	$1,352,069
	N/A	—	435,000	652,500	—	—
Paul E. Martin	2/26/2020	$—	$—	$—	28,222	$1,243,461
	N/A	—	320,000	480,000	—	—

(1)Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer under the 2020 Executive Bonus Plan based on 2020 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table.
(2)Reflects the Compensation Committee’s grant of restricted shares to the named executive officers on February 26, 2020 in the respective amounts listed in the table. The terms of these restricted share awards are described in the section titled “Restricted Share Award Terms” below.
(3)The grant date fair value is based on the per share closing market price of the Common Stock on February 26, 2020 (the date of grant) of $44.06.

Annual Incentive Cash Bonus Compensation

    Bonuses available to the named executive officers as an annual incentive bonus under the 2020 Executive Bonus Plan are based upon pre-set percentages of salary and are earned by reaching certain target performance levels, which are subject to adjustment by the Compensation Committee based on acquisitions and other extraordinary or non-recurring items. Final overall funding decisions are made after the year-end by the Compensation Committee, which may exercise its discretion to adjust downward the amounts to be paid to the participants.

    In February 2020, the Compensation Committee established the targets for the named executive officers under the 2020 Executive Bonus Plan. The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the “2020 Grants of Plan-Based Awards” table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	100%	150%
CFO	80%	120%

    The named executive officers may share in every dollar of earnings above the targets established pursuant to the 2020 Executive Bonus Plan up to the maximum bonus percentage set for each. The named executive officers may receive up to the maximum bonus percentage to the extent the Adjusted EPS target is exceeded up to 1.5 times the target. The Compensation Committee has the discretion to decrease bonus amounts, even if the target is met or exceeded. In order to meet this target, the Company’s Adjusted EPS must meet the predetermined target after considering the estimated bonus payout. Please refer to the section titled “Performance-Based Executive Bonus Plan” for additional information regarding the predetermined target. For 2020, the Company achieved $2.50 Adjusted EPS, which surpassed the threshold target level. As such, the Compensation Committee authorized the payment by the Company of cash incentive bonus compensation to the executive officers at 126.0% of the target funding level based on the Company’s performance with respect to certain key metrics.

Restricted Share Award Terms

    The restricted shares awarded to the named executive officers on February 26, 2020 were granted under the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (as amended, the “Incentive Plan”). Under the terms of the restricted share award agreements, one-third of the shares subject to an award will vest on each anniversary of February 26, 2020 with the final tranche vesting on February 26, 2023, provided the named executive officer continues his or her employment with the Company through the applicable vesting dates.

    In the event of a recipient’s termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient’s employment agreement provide otherwise. The employment agreements for Messrs. Davis and Martin provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control. These acceleration provisions are described below in the section of this Proxy Statement titled “Potential Payments upon Termination and/or Change in Control.” Mr. Hogan’s employment agreement does not provide for such acceleration.

    Dividends are payable on restricted shares once vested at the same rate and at the same time that dividends are paid to stockholders generally; however, we have never declared or paid any cash dividends on our common stock. Our credit facility currently contains certain restrictions on the payment of cash dividends. Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors, including the applicable requirements of the Delaware General Corporation Law.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

    The following table presents the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2020:

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1)
Name
Jeffrey S. Davis	47,305	(2)	$2,254,083
	79,528	(3)	3,789,509
	73,377	(4)	3,496,414
Thomas J. Hogan	6,055	(2)	$288,521
	26,070	(3)	1,242,236
	30,687	(4)	1,462,236
Paul E. Martin	15,062	(2)	$717,704
	26,023	(3)	1,239,996
	28,222	(4)	1,344,778

(1)Based on the per share closing market price of $47.65 of the Common Stock on December 31, 2020.
(2)Represents awards of restricted shares made to the named executive officers on March 2, 2018. One-third of the restricted shares subject to each award vests on each anniversary of March 2 with the final tranche vesting on March 2, 2021.
(3)Represents awards of restricted shares made to the named executive officers on February 27, 2019. One-third of the restricted shares subject to each award vests on each anniversary of February 27 with the final tranche vesting on February 27, 2022.
(4)Represents awards of restricted shares made to the named executive officers on February 26, 2020. One-third of the restricted shares subject to each award vests on each anniversary of February 26 with the final tranche vesting on February 26, 2023.

STOCK AWARDS VESTED

    The following table presents stock awards vested on behalf of the named executive officers during 2020:

2020 STOCK AWARDS VESTED
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (1)
Jeffrey S. Davis	130,643	(2)	$5,563,742
Thomas J. Hogan	24,083	(3)	1,020,897
Paul E. Martin	45,548	(4)	1,940,476

(1)Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2020 (calculated before payment of any applicable withholding or other income taxes).
(2)Mr. Davis was granted: (i) 130,719 shares on March 2, 2017, a portion of which vested on March 2, 2020 when the market price of the Company’s stock was $42.84; (ii) 141,917 shares on March 2, 2018, a portion of which vested on March 2, 2020 when the market price of the Company’s stock was $42.84; and (iii) 119,292 shares on February 27, 2019, a portion of which vested on February 27, 2020 when the market price of the Company’s stock was $42.01.
(3)Mr. Hogan was granted: (i) 14,979 shares on March 2, 2017, a portion of which vested on March 2, 2020 when the market price of the Company’s stock was $42.84; (ii) 18,166 shares on March 2, 2018, a portion of which vested on March 2, 2020 when the market price of the Company’s stock was $42.84; and (iii) 39,105 shares on February 27, 2019, a portion of which vested on February 27, 2020 when the market price of the Company’s stock was $42.01.
(4)Mr. Martin was granted: (i) 52,424 shares on March 2, 2017, a portion of which vested on March 2, 2020 when the market price of the Company’s stock was $42.84; (ii) 45,187 shares on March 2, 2018, a portion of which vested on

March 2, 2020 when the market price of the Company’s stock was $42.84; and (iii) 39,035 shares on February 27, 2019, a portion of which vested on February 27, 2020 when the market price of the Company’s stock was $42.01.

PENSION BENEFITS

    The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

    The following table summarizes information regarding the Company’s named executive officers’ participation in the Perficient, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”):

2020 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions (1)	Company Contributions	Aggregate Gains (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2020
Jeffrey S. Davis	$—	$—	$—	$—	$—
Thomas J. Hogan	—	—	—	—	—
Paul E. Martin	64,838	—	165,356	—	887,855

(1)All amounts reported as contributions in this column have been reported in the Salary column of the “Summary Compensation Table.”
(2)The amounts in this column represent the aggregate gains that accrued during 2020 on amounts of salary deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan. These unrealized gains have not been reported as compensation to the named executive officers in the “Summary Compensation Table.”

    The Deferred Compensation Plan allows each participant to contribute up to 80% of base salary and commissions and 100% of annual incentive bonus payments. Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant’s in-service account during a deferral period when amounts are scheduled to be distributed from that account. Also, if the Compensation Committee determines that a participant has incurred a financial hardship, it may terminate the participant’s deferrals.

    The Company may, in its discretion, provide a matching contribution to the Deferred Compensation Plan; however, any matching contribution under the Deferred Compensation Plan will be reduced by the amount of matching contributions actually made on the participant’s behalf under the Company’s 401(k) Plan. Matching contributions vest annually over a three-year period. The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company. The Company made no matching contributions to the Deferred Compensation Plan in 2020.

    The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant’s contributions and any Company matching or discretionary contributions made on the participant’s behalf among the investment choices designated by the Company, which earn market rates of return. Participants are permitted to change their investment elections on a daily basis.

    A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of: (i) the time specified in the participant’s deferral commitment election with respect to the participant’s in-service account; (ii) his termination of employment; or (iii) his death or disability. In addition, a participant may receive a distribution if the Compensation Committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant’s needs. Upon a participant’s termination of employment, the participant’s benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant’s termination of employment, unless the participant constitutes a “specified employee” (within the meaning of Section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant’s termination. A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of five annual installments with respect to the participant’s in-service account). Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant’s election.

Potential Payments upon Termination and/or Change in Control

    As part of their employment agreements, Messrs. Davis, Hogan and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

    Mr. Davis

    Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits (certain applicable definitions are set forth below):

•Death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;
•Disability benefits paid over 12 months of one year’s annual salary and Mr. Davis’s Target Bonus;
•Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company in a Without Cause Termination either before or after a Change in Control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Davis voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus for the year in which resignation occurs, acceleration of option and restricted stock vesting and welfare benefits for one year following resignation; and
•Immediate vesting of 100% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a Change in Control.

    To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to excise taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the excise taxes.

    Mr. Hogan

    Mr. Hogan’s employment agreement provides for the following severance benefits (certain applicable definitions are set forth below): if Mr. Hogan’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Hogan voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination.

    Mr. Martin

    Mr. Martin’s employment agreement provides for the following severance and change in control benefits (certain applicable definitions are set forth below):

•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Martin voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company pursuant to a Without Cause Termination within the first year after a Change in Control, equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin. In addition, the Company will provide welfare benefits for one year following termination; and
•Immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a Change in Control.

    The employment agreements for Messrs. Davis, Hogan and Martin generally use the following terms:

    “Change in Control” means: (a) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (d) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

    Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

    This definition of Change in Control is to be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

    “Constructive Termination” means his voluntary termination of his employment with the Company following: (i) a material diminution in his base compensation (including benefits); (ii) a material reduction of his performance-based target bonus or other incentive programs; (iii) a relocation of his place of employment of more than 50 miles without his consent; or (iv) a failure of the Company to renew the term of this Agreement following the expiration thereof, or to offer him employment under the terms and conditions of a replacement agreement, on terms and conditions no less favorable to him as under the then existing terms and conditions of the employment agreement; in each case where the condition is not remedied or corrected by the Company within 30 days after notice is sent to the Company in writing specifying the reason why he claims there exists grounds for a Constructive Termination, and the notice is sent within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

    “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

    “Termination for Cause” means a termination of the executive’s employment by reason of: (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from, with regard to Mr. Davis, the Board, and with regard to Messrs. Hogan and Martin, the CEO; (b) conviction of, entering a plea of guilty or nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) executive’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

    “Without Cause Termination” means a termination of the executive’s employment by the Company other than due to (a) Termination for Cause; (b) Disability; (c) death; or (d) the expiration of the employment agreement.

    Under the employment agreements with Messrs. Davis, Hogan and Martin, each executive would be entitled to receive the estimated benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned executives, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments upon Termination and/or Change in Control

    The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2020. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (1)	Accelerated Stock Option Vesting	Continuation of Benefits (2)	Tax Gross-up Payment	Total
Jeffrey S. Davis (3)	$2,600,000	$9,540,006	$—	$12,049	$—	$12,152,055
Thomas J. Hogan (4)	435,000	1,397,050	—	11,461	—	1,843,511
Paul E. Martin (5)	400,000	3,302,478	—	12,532	—	3,715,010

(1)Calculated using the closing market price per share of $47.65 of the Common Stock on December 31, 2020 for the total number of restricted shares accelerated.
(2)Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company’s medical, disability, life, and dental insurance programs.
(3)Upon a without cause termination or if Mr. Davis voluntarily resigns upon the occurrence of a constructive termination, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis’s death or disability, he would receive a severance payment equal to one year’s base salary and target bonus only. If a change in control were to occur, 100% of Mr. Davis’s unvested restricted stock would immediately vest. If Mr. Davis were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.
(4)Upon a without cause termination or if Mr. Hogan voluntarily resigns upon the occurrence of a constructive termination, Mr. Hogan would receive each of the payments and benefits listed in the table above. For Mr. Hogan, the benefit listed under the column “Accelerated Restricted Stock Vesting” represents continued vesting of 29,319 shares of Mr. Hogan’s restricted stock during the one-year period following such termination or resignation. Upon Mr. Hogan’s death, he would not be entitled to a severance payment. If Mr. Hogan were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.
(5)Upon a without cause termination within the first year after a change in control, Mr. Martin would receive each of the payments and benefits listed in the table above. Upon a without cause termination other than within the first year after a change in control or if Mr. Martin voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above, and Mr. Martin would be entitled to continued vesting of his restricted stock during the one-year period following such termination or resignation, which would apply to 37,481 shares of restricted stock having an aggregate value of $1,785,970 using the closing market price per share of $47.65 of the Common Stock on December 31, 2020. Upon Mr. Martin’s death, he would not be entitled to a severance payment. Upon the occurrence of a change in control, 50% of Mr. Martin’s unvested restricted stock would immediately vest. If Mr. Martin were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

Pay Ratio Disclosure Rule

    In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Jeffrey S. Davis, Chief Executive Officer. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization. The results are as follows:

Median Employee total annual compensation	$99,429
Jeffery S. Davis (PEO) total annual compensation	$5,573,320
Ratio of PEO to Median Employee compensation	56.1 : 1.0

    In determining the median employee, a listing was prepared of all employees as of October 1, 2020. The Company excluded employees from the United Kingdom, Canada, and Serbia (a total of 94 employees), as they comprised less than 5% of total employees. The Company also excluded employees from its June 2020 acquisition of Productora de Software S.A.S. in Colombia, which had 607 employees as of October 1, 2020. The Company determined the median employee using gross annual pay for the twelve months ended October 1, 2020 per its payroll records, including stock compensation. The Company annualized the compensation of employees that were hired during the twelve month period ended October 1, 2020. As of October 1, 2020, the Company employed a total of 4,142 persons worldwide. Excluding the 701 employees from the United

Kingdom, Canada, Serbia and Colombia, as of October 1, 2020, the Company employed 3,441 persons in the United States, India, and China.

Comparative Stock Performance

    The following graph compares the cumulative five-year total stockholder return on the Common Stock from December 31, 2015 through December 31, 2020, with the cumulative total return on (i) the NASDAQ Composite Index, (ii) S&P 500 Index, and (iii) S&P 500 Information Technology Index. The comparison assumes the investment of $100 on December 31, 2015, in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

Comparison of 5 Year Cumulative Total Return
$500
$400
$300
$200
$100
$0
Dollars
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
Perficient
NASDAQ Composite Index
S&P 500 Index
S&P 500 Information Technology

	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020
Perficient	$100.00	$102.16	$111.39	$130.02	$269.10	$278.33
NASDAQ Composite Index	100.00	107.50	137.86	132.51	179.19	257.38
S&P 500 Index	100.00	109.54	130.81	122.65	158.07	183.77
S&P 500 Information Technology Index	100.00	111.99	153.32	150.84	223.31	317.58

DELINQUENT SECTION 16 REPORTS

    Section 16(a) of the Exchange Act requires executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and Nasdaq. To the best of the Company’s knowledge, based solely on a review of Forms 3, 4 and 5, and amendments thereto, and, if applicable, written representations furnished to the Company concerning whether a Form 5 was required to be filed for 2020, the Company believes its directors, executive officers and 10% beneficial owners complied will all applicable Section 16(a) filing requirements in a timely manner with respect to fiscal year 2020, except that one director's Form 4 for one purchase and receipt of shares of restricted stock granted pursuant to a Company match was filed one day late.

PROPOSAL 2. APPROVAL OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

    In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the 2020 compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis section (the “CD&A”), compensation tables and accompanying narrative). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. The Compensation Committee and the Board value the opinions expressed by the Company’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers.

    As described in the CD&A, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of Perficient and driving stockholder value for the Company. Accordingly, our executive compensation programs are designed to:

•Attract, retain, and motivate qualified talent;
•Motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•Encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;
•Ensure compensation levels are externally competitive and create internal pay equity among executives; and
•Align our executives’ long-term interests with those of our stockholders.

    Stockholders are urged to read the CD&A, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

    Stockholders have the opportunity to vote “FOR”, “AGAINST”, or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this Proxy Statement:

    “Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”

    This vote is not intended to address a specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices as described in this Proxy Statement. The affirmative vote of a majority of the shares of the Company’s Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

    The Board recommends a vote “FOR” the proposal to approve the advisory resolution relating to the executive compensation of our named executive officers.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2021. KPMG has served as the Company’s independent registered public accounting firm since 2007. Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in providing assurance regarding the integrity of the Company’s internal controls over financial reporting, it is a matter of good practice. The affirmative vote of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approved by the stockholders.

    In the event our stockholders fail to approve the proposal to appoint KPMG as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

    The Board recommends a vote “FOR” the proposal to ratify the independent registered public accounting firm.

Principal Accounting Firm Fees and Services

    The table below sets forth fees for professional audit services rendered by KPMG for fiscal years 2020 and 2019, as well as the fees billed with respect to audit-related, tax and all other services rendered during those periods.

	Year Ended December 31,
	2020	2019
Audit fees	$1,126,800	$855,000
Audit-related fees	—	—
Tax fees	19,200	69,000
All other fees	—	—
Total fees	$1,146,000	$924,000

    Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of the Company’s annual consolidated financial statements and the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K; the quarterly reviews of condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q; statutory audits of subsidiaries; other statutory or regulatory filings; and services that are normally provided in connection with such filings.

    Tax Fees. Tax fees represent all fees provided for professional services rendered by KPMG for tax compliance, tax advice and tax planning. The Company did not pay any other tax-related fees to KPMG for the years ended December 31, 2020 or December 31, 2019.

    We expect that one or more representatives of KPMG will be available at the Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit Committee Pre-Approval Policies and Procedures

    The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services and non-audit services that are permitted by applicable laws and regulations, and that are to be performed by the Company’s independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and non-audit services that may be provided by the Company’s independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. All requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

    The Audit Committee reports to and acts on behalf of the Board by providing oversight of the financial management, legal compliance programs, independent auditors, and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. GAAP. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

    In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements, as of and for the fiscal year ended December 31, 2020, were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

    The Audit Committee has discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee also received the written disclosures from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent auditors their independence and related matters.

    The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

    In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

The Audit Committee
David S. Lundeen, Chairman
Ralph C. Derrickson
James R. Kackley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

    The following table sets forth the beneficial ownership of the Common Stock as of March 29, 2021 for each director, each of the Nominee Directors, and each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
Jeffrey S. Davis, CEO and Chairman	437,840	1.3%
Thomas J. Hogan, President and COO	91,665	*
Paul E. Martin, CFO	154,147	*
Ralph C. Derrickson, Director	41,575	*
James R. Kackley, Director	32,378	*
David S. Lundeen, Director	36,921	*
Brian L. Matthews, Director	11,466	*
Nancy C. Pechloff, Director	7,307	*
Gary M. Wimberly, Director	12,973	*
Directors and executive officers as a group (9 active persons)	826,272	2.5%

    (1) Represents the Company’s only class of voting Common Stock.
    (2) The percentage of Common Stock owned is based on total shares outstanding of 33,118,490 as of March 29, 2021.
     * Represents less than 1% of the Company's Common Stock outstanding as of March 29, 2021.

Security Ownership of Certain Beneficial Owners

    The following table sets forth, as of March 29, 2021, information for each entity that, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

	Amount and Nature of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class (1)
BlackRock Inc.	4,938,162	(2)	14.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	2,269,978	(3)	6.9%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Group LLP	2,370,985	(4)	7.2%
280 Congress Street
Boston, MA 02210

(1)The percentage of Common Stock owned is based on total shares outstanding of 33,118,490 as of March 29, 2021.
(2)According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on January 26, 2021. The Schedule 13G states that the filer has sole voting power for 4,895,198 shares and sole power to dispose or to direct the disposition of all shares.
(3)According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 10, 2021. The Schedule 13G states that the filer has shared voting power for 75,906 shares, sole power to dispose or to direct the disposition of 2,166,431 shares and shared power to dispose or to direct the disposition of 103,547 shares.
(4)According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 4, 2021. The Schedule 13G states that the filer has shared voting power for 2,198,455 shares and shared power to dispose or to direct the disposition of 2,370,985 shares.

Equity Compensation Plan Information

    The following table provides information with respect to the equity securities that are authorized for issuance under the Company’s compensation plans as of December 31, 2020:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation (#) (1)
Equity Compensation Plans Approved by Security Holders	—	$—	1,794,425
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	$—	1,794,425

(1)Represents authorized shares issuable pursuant to the Incentive Plan. Also includes 376,394 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is contained herein under the caption “Composition and Meetings of the Board of Directors and Committees.”

    Directors and Officers Questionnaires are distributed to directors and executive officers at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, directors and executive officers are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2020, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the Common Stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

    It is the policy of the Company that all employees, directors, and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Corporate Code of Business Conduct and Ethics (the “Code of Conduct”) for employees and in the Financial Code of Ethics for the CEO, CFO, and Other Senior Financial Officials (the “Financial Code of Ethics”), both adopted by the Board. These policies are available on the Company’s website at www.perficient.com. Any amendment to, or waiver of, the Financial Code of Ethics will be disclosed by the Company on its website at www.perficient.com. All Company employees must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•A direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and
•Serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

    Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees are encouraged to carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•Employees are prohibited from directly or indirectly competing or performing services for any person or entity in competition with, the Company.
•Employees are required to comply with the policies set forth in the Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.
•A full-time employee is required to obtain the approval of his or her supervisor before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization, or educational institution.
•Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.
•Employees are required to purchase Company equipment, materials or property only on terms available to the general public.

    Any employee or director who becomes aware of a conflict is required to bring it to the attention of a Company supervisor, corporate management, or other appropriate personnel.

    Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

    If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.perficient.com.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Any stockholder of Perficient eligible to vote in an election may make stockholder proposals and nominations for the 2022 Annual Meeting. In order to be considered for inclusion in the 2022 Proxy Statement and considered at the 2022 Annual Meeting, all stockholders proposals, nominations and notifications must: (i) comply with the procedures set forth in Perficient’s bylaws; and (ii) be appropriately received by the Secretary of Perficient on or before December 14, 2021.

    Pursuant to the bylaws of Perficient, nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to notice in writing to the Secretary of the Company, and must be received by the Secretary of Perficient on or before December 14, 2021. Such stockholder’s notice shall set forth:

(1) the name, age, business address and residence address of such person;

(2) the principal occupation or employment of such person;

(3) the class and number of shares of the Company which are beneficially owned by such person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person’s written consent to being named in the Proxy Statement, if any, as a nominee and to serve as a director if elected).

    Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

OTHER MATTERS

    The Board does not intend to bring any matters before the Meeting other than those stated in this Proxy Statement and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please promptly complete, sign, date, and return a proxy card or vote your proxy by telephone or the Internet according to the instructions on your proxy card.

PERFICIENT, INC.
555 MARYVILLE UNIVERSITY DRIVE
SUITE 600
ST. LOUIS, MO 63141
ATTN: HOLLIE STEVENSON

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44501-P55164

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERFICIENT, INC.

The Board of Directors recommends you vote "FOR" the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Jeffrey S. Davis	☐	☐	☐
1b. Ralph C. Derrickson	☐	☐	☐
1c. David S. Lundeen	☐	☐	☐
1d. Brian L. Matthews	☐	☐	☐
1e. Nancy C. Pechloff	☐	☐	☐
1f. Gary M. Wimberly	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3.	For	Against	Abstain
2. Proposal to approve, on an advisory basis, a resolution relating to the 2020 compensation of the named executive officers.	☐	☐	☐
3. Proposal to ratify KPMG LLP as Perficient, Inc.'s independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐

NOTE: This proxy may be voted, in the discretion of the proxies, on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D44502-P55164

PERFICIENT, INC.
Annual Meeting of Stockholders
Tuesday, May 25, 2021 10:00 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey S. Davis and Paul E. Martin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Perficient, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 25, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" ITEMS 2 AND 3. SHOULD A NOMINEE FOR DIRECTOR BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side